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                                                                        Year Ended December 31
                                                 1997         1996         1995         1994         1993         1992
Ratio 1 - including deposit interest

Earnings:
  Income before income taxes                 $1,025,966     $903,200     $825,925     $781,965     $700,662     $575,768
  Fixed charges                               1,771,603    1,476,392    1,363,702      946,283      804,281      988,111
    Total                                     2,797,569    2,379,592    2,189,627    1,728,248    1,504,943    1,563,879

Fixed charges:
  Interest on deposits                        1,151,157    1,083,035      988,725      704,803      632,307      832,372
  Interest on funds purchased                   345,116      245,502      239,080      122,055       87,900       87,038
  Interest on other short-term borrowings        91,592       48,264       54,843       42,519       21,623        7,027
  Interest on long-term debt                    168,508       85,031       68,114       63,119       48,839       48,560
  Portion of rents representative of the
    interest factor (1/3) of rental expense      15,230       14,560       12,940       13,787       13,612       13,114
      Total                                  $1,771,603   $1,476,392   $1,363,702     $946,283     $804,281     $988,111

Earnings to fixed charges                          1.58 x       1.61 x       1.61 x       1.83 x       1.87 x       1.58 x

Ratio 2 - excluding deposit interest

Earnings:
  Income before income taxes                 $1,025,966     $903,200     $825,925     $781,965     $700,662     $575,768
  Fixed charges                                 620,446      393,357      374,977      241,480      171,974      155,739
    Total                                    $1,646,412   $1,296,557   $1,200,902   $1,023,445     $872,636     $731,507

Fixed charges:
  Interest on funds purchased                   345,116      245,502      239,080     $122,055      $87,900      $87,038
  Interest on other short-term borrowings        91,592       48,264       54,843       42,519       21,623        7,027
  Interest on long-term debt                    168,508       85,031       68,114       63,119       48,839       48,560
  Portion of rents representative of the
    interest factor (1/3) of rental expense      15,230       14,560       12,940       13,787       13,612       13,114
      Total                                    $620,446     $393,357     $374,977     $241,480     $171,974     $155,739

Earnings to fixed charges                          2,65 x       3.30 x       3.20 x       4.24 x       5.07 x       4.70 x
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